Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Completes Sales of European and Australian Businesses;
Company Receives $87 Million Dividend from TruGreen

MARYSVILLE, Ohio (August 31, 2017) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced today it has completed the previously announced sale of most of its International consumer businesses to Exponent Private Equity, LLP.

The transaction includes ScottsMiracle-Gro operations in Australia, Austria, Belgium, France, Germany, Poland and the U.K.

“This transaction marks the end of the major portfolio reconfiguration of our company that we outlined when we announced ‘Project Focus’ two years ago,” said Jim Hagedorn, chairman and chief executive officer. “As of today, nearly all of our sales and profits are derived from North America as we are focusing our efforts and resources on those aspects of our portfolio that best utilize our competitive advantages to enhance shareholder value.

“The divestiture of both Scotts LawnService and our International consumer businesses allow us to increase our focus on our core brands in the U.S. as well as adjacent higher-growing businesses like Hawthorne Gardening Company. The integration of acquisitions under the Hawthorne umbrella is proceeding as planned and we are in the closing stages of completing the acquisition of a marquee brand in another category of hydroponics. Our goal remains the same: to create the world’s most successful hydroponic gardening business.”

As a result of the International divestiture, company-wide operating margins are expected to improve approximately 125 basis points. However, the transaction is expected to dilute earnings per share by about $0.15 in the current fiscal year, effectively reducing the Company’s previously stated earnings guidance by that amount.

The dilution is slightly lower than previously expected due to the delayed timing of the closure and the performance of the business over the past several months.

ScottsMiracle-Gro plans to furnish a Form 8-K with the Securities and Exchange Commission in October that will provide updated Non-GAAP quarterly financial results for all quarters within fiscal 2016 through the third quarter of fiscal 2017.

Separately, the Company said it has received an $87 million dividend payment from TruGreen associated with its minority interest in the lawn service company. In 2016, ScottsMiracle-Gro contributed its Scotts LawnService business into a joint venture with TruGreen in exchange for a 30 percent interest in the combined business. To date, ScottsMiracle-Gro has received nearly $290 million in cash as a result of its ownership stake.

“The dividend we received will help fund future acquisitions and share repurchase activity associated with Project Focus,” Hagedorn said. “Although the integration efforts and cost synergies we expected from the JV remain on track, recent operational challenges at TruGreen will negatively impact our earnings another five cents per share against our previous guidance. That said, we continue to be pleased with the progress of the JV and believe our interest in TruGreen will continue to benefit our shareholders.”

About ScottsMiracle-Gro
The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed near worldwide by Scotts and owned by Monsanto. We maintain a minority interest in TruGreen®, the largest residential lawn care service business, and in Bonnie Plants®, the largest marketer of edible gardening plants in retail channels. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the hydroponic growing industry. For additional information, visit us at www.scottsmiracle-gro.com.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

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